Exhibit 99.1

AgEagle Announces Key Leadership Changes

Appoints New Chairman of the Board and Welcomes

New Interim Chief Financial Officer

WICHITA, Kan. – (GLOBE NEWSWIRE) – October 19, 2023 —  AgEagle Aerial Systems Inc. (NYSE American: UAVS) (“AgEagle” or the “Company”), an industry-leading provider of full stack flight hardware, sensors and software for commercial and government use, today announced key leadership changes to propel the Company’s strategic growth initiatives forward more rapidly, with emphasis on perpetuating deeper penetration of global sales and servicing the expanding needs of the government/defense industry sector.

Grant Begley, an independent member of the Board of Directors since June 2016, has been elected Chairman of the Board; and former Chairman Barrett Mooney will continue to serve as AgEagle’s Chief Executive Officer and as a member of the Board. In addition, the Board has named Mark DiSiena as the Company’s new Chief Financial Officer, succeeding Nicole Fernandez-McGovern in the position.

Commenting on the appointments, Begley stated, “With serious interest gaining momentum from government and military agencies worldwide in AgEagle’s eBee VISION, our ability to capitalize on opportunities for scaling our future revenue growth on an accelerated basis is dependent on having the necessary infrastructure in place to support it. We believe this shift in board roles will allow Barrett more time to focus on leading the Company’s day-to-day operations and global growth platform. Moreover, as the new Chairman of the Board, I intend to leverage my industry expertise, experience and longstanding relationships within the global defense industry to help advance AgEagle’s strategies to win a much greater share of increasing investments in leading UAS solutions by military and public safety organizations worldwide.”

About Grant Begley

Begley is an accomplished and globally recognized expert in Aerospace, Unmanned Systems and Robotics, currently serving as President of Concepts to Capabilities Consulting, LLC, a specialty consulting firm he founded in 2011 to help lead and guide development of new capabilities in Aerospace and Unmanned Aerial System (“UAS”) technologies for government/defense and commercial clients.

An active Board member of Vaya Space since 2015, Begley also served as the vortex-hybrid rocket company’s CEO from 2018 through 2022. Previous senior leadership roles have included Chief Business Development Officer and SVP of Alion Science and Technology, where he helped develop Alion’s $1 billion annual revenue Business Development Enterprise; Pentagon Senior Advisor for Unmanned Systems at the U.S. Department of Defense; Senior Director of Mission Systems Integration at Raytheon, where he led the Company’s cross-functional and cross-organizational integration of Digital Systems, Avionics, Electronics and Software operations; and Director of Advanced Concepts at Lockheed Martin, where he architected and steered development programs in the areas of UAS, Advanced Energetics and future generation weapon systems.

Retiring from the United States Navy after 26 years of service as an officer, Begley led operational assignments flying fighter aircraft, designated Top Gun, followed by assignments relating to development and management of next generation manned and unmanned aerial systems, weapon systems and joint executive acquisitions. During his distinguished military career, he also served as Director of Stealth, Counter Stealth Technology, Policy and Advance Programs; as well as and Joint and Navy Director of Tactical Aircraft, Missiles and UAS, managing and directing operations with an annual budget of $4 billion and a $30 billion future year budget plan.

Begley holds Master’s degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelor’s degree in General Engineering from the U.S. Naval Academy. From March 2011 to December 2021, he served as a founding member of the Board of Directors for the Association for Uncrewed Vehicle Systems International (“AUVSI”). AUVSI is the global leader for enhancing the advancement of uncrewed, robotic and autonomous systems for the benefit of humanity, the environment and economy.

About Mark DiSiena

In his new role as Interim Chief Financial Officer of AgEagle, DiSiena will oversee corporate finance, SEC reporting, compliance, treasury, financial planning and analysis, taxation, accounting, investor relations, procurement, internal audit, risk management, ERP optimization and corporate strategy. DiSiena, who is both a retired CPA and attorney with a securities and taxation background, brings to AgEagle over 30 years of experience working with domestic and international public and private companies spanning a range of industries.

Since November 2021, DiSiena has offered operational leadership and accounting oversight to clients through Cresset Advisors, a specialty consulting practice he founded to focus on the delivery of tailored interim CFO and advisory services. DiSiena has served in related leadership roles, including Chief Financial Officer for Kyruus Health, Titanium Healthcare, Decentral Life, Cherokee Brands and 4Medica. He has held management positions at Oracle-NetSuite, LVMH and Lucent Technologies/Bell Labs. In addition, he has consulted at notable companies that include PublicSq, World View Enterprises, ICON Aircraft, Cetera Financial Group, Countrywide Bank, Paramount Pictures and HauteLook. He began his career as an assurance auditor at PriceWaterhouseCoopers. DiSiena earned a Bachelor of Science degree with honors from New York University, an MBA from Stanford University and a law degree from Vanderbilt University.

Commenting on DiSiena’s appointment, Mooney added, “We fully expect that having Mark join our leadership team as CFO will prove to be another important inflexion in our business moving forward, and we are delighted he is here. Based on his impressive track record of success, diverse skillset and three decades of professional experience, we believe that he brings us a strong and independent strategic perspective that will positively impact how we tackle challenges and optimize opportunities ahead of us.”

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack drone solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition, and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars, or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions, or circumstances on which any such statement is based, except as required by law.

CONTACTS:

Investor Relations

UAVS@ageagle.com

Media Relations

media@ageagle.com

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